Exhibit 99.1

iRhythm Technologies Announces Fourth Quarter and
Full Year 2022 Financial Results

SAN FRANCISCO, February 23, 2023 (GLOBE NEWSWIRE) -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, today reported financial results for the three months and full year ended December 31, 2022.

Fourth Quarter 2022 Financial Highlights
•Revenue of $112.6 million, a 37.7% increase compared to fourth quarter 2021
•Gross margin of 69.9%, a 720 basis point improvement compared to fourth quarter 2021
•Net loss of $20.2 million, a $12.3 million improvement compared to fourth quarter 2021
•Adjusted EBITDA of $1.1 million, an $18.4 million improvement compared to fourth quarter 2021
•Cash, cash equivalents and short-term investments of $213.1 million at December 31, 2022, a $9.6 million increase from September 30, 2022

Full Year 2022 Financial Highlights
•Revenue of $410.9 million, a 27.3% increase compared to full year 2021
•Gross margin of 68.5%, a 238 basis point increase compared to full year 2021
•Net loss of $116.2 million, reflecting an increase of $14.8 million compared to full year 2021
•Adjusted EBITDA of negative $11.3 million, reflecting a $24.4 million improvement compared to full year 2021

Recent Operational Highlights
•CMS Medicare Physician Fee Schedule Final Rule for Calendar Year 2023 ("CMS Final Rule") released, which contained national rates for CPT codes that iRhythm uses to seek reimbursement for its Zio® XT service
•Health economic analysis of iRhythm’s mSToPS trial, presented at AHA in November 2022, showed that Zio® XT demonstrated gain in quality adjusted life expectancy while providing excellent value to healthcare systems by enabling early diagnosis after proactive screening for atrial fibrillation in an at-risk population1
•FDA clearance gained for software modifications to iRhythm's clinically integrated Zio ECG Utilization Software ("ZEUS") System, including an update to add atrial fibrillation burden estimates to Zio® AT daily reports
•Upcoming data presentations at the American College of Cardiology's 72nd Annual Scientific Session Together With World Heart Federation's World Congress of Cardiology in New Orleans, LA, from March 4 - 6, 2023

"We were pleased with the significant progress made throughout 2022 to advance our mission in the core symptomatic U.S. market while laying a strong foundation for future growth in our strategic pillars,” said Quentin Blackford, iRhythm’s President and CEO. “We recognized more than 27% revenue growth for the full year, driven by strong volume contributions in addition to pricing tailwinds. We are also beginning to realize value from our increased focus on operational discipline, achieving positive adjusted EBITDA in the fourth quarter and more than 800-basis points of improvement in adjusted EBITDA margin for the full year 2022 compared to 2021. With another record of new Zio XT account openings in the fourth quarter, the issuance of the CMS Final Rule, and tangible progress made towards our pillars for long-term growth, I could not be more pleased with the ability of our entire organization to advance our mission to transform healthcare."

"Entering 2023, we believe that we are well positioned to continue driving significant value for patients, physicians, healthcare systems and our stakeholders. We are effectively navigating the operational headwinds highlighted in the latter part of 2022 and are guiding to another year of notable growth in 2023. We anticipate a number of significant and exciting catalysts throughout 2023, and I am truly excited by the opportunities we have to bring our innovative services to more patients across the world," concluded Mr. Blackford.

Fourth Quarter 2022 Financial Results
Revenue for the three months ended December 31, 2022, increased 37.7% to $112.6 million, from $81.8 million during the same period in 2021. The increase was primarily driven by Zio XT volume and continued Zio AT expansion as well as improved CMS reimbursement rates.

Gross profit for the fourth quarter of 2022 was $78.7 million, up from $51.3 million during the same period in 2021, while gross margins were 69.9%, up from 62.7% during the same period in 2021. The increase in gross margin was primarily due to higher per unit average selling prices and lower fixed costs per unit driven by higher unit volumes, partially offset by higher material and freight costs.

Exhibit 99.1

Operating expenses for the fourth quarter of 2022 were $99.4 million, compared to $83.5 million for the same period in 2021 and $92.0 million in Q3 2022. The sequential increase in operating expenses was due to variable expenses related to higher revenues and investments for scale.

Net loss for the fourth quarter of 2022 was $20.2 million, or a loss of $0.67 per share, compared with net loss of $32.5 million, or a loss of $1.10 per share, for the same period in 2021.

Full Year 2022 Financial Results
Revenue for the year ended December 31, 2022, increased 27.3% to $410.9 million, from $322.8 million in 2021. The increase in revenue was primarily due to increased volume of Zio services provided as a result of increased demand as well as improved CMS reimbursement rates.

Gross profit for the year was $281.6 million, up from $213.6 million in 2021, while gross margin was 68.5%, up from 66.2% in 2021.

Operating expenses for the year were $395.4 million, an increase of 26.1% compared to 2021. The increase was mainly due to higher professional fees and compensation to support growth in our operations as well as restructuring, impairment, and transformation costs.

Net loss for 2022 was $116.2 million, or a loss of $3.88 per share, compared with net loss of $101.4 million, or a loss of $3.46 per share in 2021.

Cash, cash equivalents and short-term investments were $213.1 million as of December 31, 2022.

2023 Guidance
iRhythm projects revenue for the full year 2023 to grow approximately 16% to 18% compared to prior year results, ranging from $475 million to $485 million. Gross margin for the full year 2023 is expected to range from 69% to 70% and adjusted operating expenses are expected to range between $415 and $425 million. Adjusted EBITDA margin for the full year 2023 is expected to range from approximately negative 0.5% to 0.5% of revenues.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and archived webcast of the event, which will be available on the investors section of the Company’s website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures. We have not reconciled our adjusted operating expenses and adjusted EBITDA estimates for full year 2023 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted operating expenses and adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation, depreciation and amortization as well as non-operating items such as interest income, interest expense, impairment and restructuring charges, and transformation costs.

We exclude the following items from non-GAAP financial measures for adjusted net loss, adjusted net loss per share and adjusted operating expenses:

Exhibit 99.1

•impairment and restructuring charges, and
•transformation costs to scale the organization.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, the potential impact of Medicare reimbursement rates for the CPT codes primarily relied upon for the Company’s Zio XT services, ability to penetrate the market, anticipated productivity improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission, including those on the Form 10-K expected to be filed on or about February 23, 2023. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

iRhythm Investor Contact:
Stephanie Zhadkevich
(919) 452-5430
investors@irhythmtech.com

iRhythm Media Contact:
Morgan Mathis
(310) 528-6306
irhythm@highwirepr.com

1.Reynolds et. al. AHA Scientific Sessions. Circulation. 2022;146:A10560.

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$78,832	$127,562
Short-term investments	134,312	111,569
Accounts receivable, net	49,918	46,430
Inventory	15,155	10,268
Prepaid expenses and other current assets	10,555	9,693
Total current assets	288,772	305,522
Property and equipment, net	75,670	55,944
Operating lease right-of-use assets	60,666	84,587
Goodwill	862	862
Other assets	22,252	16,052
Total assets	$448,222	$462,967
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,517	$10,509
Accrued liabilities	65,497	51,486
Deferred revenue	3,051	3,049
Debt, current	—	11,667
Operating lease liabilities, current	13,031	11,142
Total current liabilities	89,096	87,853
Debt, noncurrent	34,935	9,690
Other noncurrent liabilities	1,307	697
Operating lease liabilities, noncurrent	83,072	85,212
Total liabilities	208,410	183,452
Stockholders’ equity:
Preferred Stock	—	—
Common stock	28	27
Additional paid-in capital	762,380	685,594
Accumulated other comprehensive loss	(396)	(61)
Accumulated deficit	(522,200)	(406,045)
Total stockholders’ equity	239,812	279,515
Total liabilities and stockholders’ equity	$448,222	$462,967

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue, net	$112,617	$81,804	$410,921	$322,825
Cost of revenue	33,910	30,521	129,289	109,258
Gross profit	78,707	51,283	281,632	213,567
Operating expenses:
Research and development	12,675	11,870	46,610	38,671
Selling, general and administrative	86,730	71,612	322,198	274,839
Impairment and restructuring charges	—	—	26,608	—
Total operating expenses	99,405	83,482	395,416	313,510
Loss from operations	(20,698)	(32,199)	(113,784)	(99,943)
Interest expense	(1,013)	(248)	(4,138)	(1,169)
Other income, net	1,586	15	2,036	118
Loss before income taxes	(20,125)	(32,432)	(115,886)	(100,994)
Income tax provision	73	59	269	367
Net loss	$(20,198)	$(32,491)	$(116,155)	$(101,361)
Net loss per common share, basic and diluted	$(0.67)	$(1.10)	$(3.88)	$(3.46)
Weighted-average shares, basic and diluted	30,150,501	29,439,175	29,915,720	29,331,010

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of Financial Information
(In thousands)
(unaudited)

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net loss	$(20,198)	$(32,491)	$(116,155)	$(101,361)
Income tax provision	73	59	269	367
Depreciation and amortization	3,475	3,058	13,405	9,842
Interest expense	1,013	202	4,138	1,169
Interest income	(1,422)	—	(2,350)	(249)
Stock-based compensation	15,793	11,876	57,740	54,527
Impairment and restructuring charges	—	—	26,608	—
Transformation costs	2,335	—	5,082	—
Adjusted EBITDA	$1,069	$(17,296)	$(11,263)	$(35,705)

Exhibit 99.1

Reconciliation of GAAP to Non GAAP Financial Information:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Adjusted net loss reconciliation:
Net loss, as reported	$(20,198)	$(32,491)	$(116,155)	$(101,361)
Impairment and restructuring charges, as reported	—	—	26,608	—
Transformation costs	2,335	—	5,082	—
Adjusted net loss	$(17,863)	$(32,491)	$(84,465)	$(101,361)

Adjusted net loss per share reconciliation:
Net loss per share, as reported	$(0.67)	$(1.10)	$(3.88)	$(3.46)
Impairment and restructuring charges, as reported	—	—	0.89	—
Transformation costs	0.08	—	0.17	—
Adjusted net loss per share	$(0.59)	$(1.10)	$(2.82)	$(3.46)
Weight-average shares, basic and diluted	30,150,501	29,439,175	29,915,720	29,331,010

Adjusted operating expense reconciliation:
Operating expense, as reported	$99,405	$83,482	$395,416	$313,510
Impairment and restructuring charges	—	—	(26,608)	—
Transformation costs	(2,335)	—	(5,082)	—
Adjusted operating expense	$97,070	$83,482	$363,726	$313,510